As filed with the Securities and Exchange Commission on November 12, 2026
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

KLX Energy Services Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	36-4904146
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3040 Post Oak Boulevard, 15th Floor Houston, Texas 77056 (832) 844-1015
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Max L. Bouthillette Executive Vice President, General Counsel, Chief Compliance Officer and Secretary 3040 Post Oak Boulevard, 15th Floor Houston, Texas 77056 (832) 844-1015
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to: Katherine Terrell Frank Vinson & Elkins L.L.P. 2001 Ross Avenue, Suite 3900 Dallas, Texas 75201 (214) 220-7700

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer    ☐    Accelerated filer    ☐
Non-accelerated filer    ☒    Smaller reporting company    ☒
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
Subject to completion, dated November 12, 2026
PROSPECTUS
KLX Energy Services Holdings, Inc.
59,416,400 shares of Common Stock

The securities to be offered and sold using this prospectus include up to 59,416,400 shares of our common stock, par value $0.01 per share (“common stock”), held by or issuable to the selling stockholders named in this prospectus (the “selling stockholders”). These shares of common stock may be offered and sold by the selling stockholders from time to time in accordance with the provisions set forth under “Plan of Distribution.”
This prospectus describes some of the general terms and conditions that may apply to the securities. We will provide the specific terms and conditions of the securities in one or more supplements to this prospectus. You should read this entire prospectus and the applicable prospectus supplement carefully before you make your investment decision. See “Where You Can Find More Information” and “Documents Incorporated by Reference” in both this prospectus and any prospectus supplement for more information.
The selling stockholders may offer and sell the securities offered by this prospectus from time to time in amounts, at prices and on terms to be determined by market conditions and other factors at the time of any such offerings. The selling stockholders may sell the securities at prevailing market prices or at prices negotiated with buyers. The selling stockholders will be responsible for any commissions due to brokers, dealers or agents and offering expenses. We will not receive any of the proceeds from the sale by the selling stockholders of the securities offered by this prospectus.
We are registering the securities for sale by the selling stockholders to satisfy registration rights we have granted to the selling stockholders pursuant to (i) the registration rights agreement, dated as of September 29, 2026 (the “Registration Rights Agreement”), by and among the Company and the selling stockholders and (ii) warrant agreements by and between the Company and certain of the selling stockholders.
Our common stock is traded on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “KLXE.” On November 11, 2026, the closing price of our common stock was $1.15.

You should read carefully this prospectus, the documents incorporated by reference in this prospectus and any prospectus supplement before you invest. See “Risk Factors” beginning on page 2 of this prospectus for information on certain risks related to the purchase of our securities.
The selling stockholders may sell the securities directly to or through underwriters or dealers, and also to other purchasers or through agents on a continuous or delayed basis. The names of any underwriters or agents that are included in a sale of securities to you, and any applicable commissions or discounts, will be stated in any accompanying prospectus supplement. In addition, the underwriters, if any, may over-allot a portion of the securities.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is           , 2026.

TABLE OF CONTENTS
Page
ABOUT THIS PROSPECTUS    ii
WHERE YOU CAN FIND MORE INFORMATION    iii
DOCUMENTS INCORPORATED BY REFERENCE    iv
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS    v
ABOUT KLX ENERGY SERVICES HOLDINGS, INC.    1
RISK FACTORS    2
USE OF PROCEEDS    3
DESCRIPTION OF CAPITAL STOCK    4
SELLING STOCKHOLDERS    10
PLAN OF DISTRIBUTION    16
LEGAL MATTERS    18
EXPERTS    18
    i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we have filed with the SEC using a “shelf” registration process. Under this shelf registration process, the selling stockholders may offer and sell from time to time the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that are registered hereunder that may be offered by the selling stockholders. Each time any selling stockholders offer the securities, the selling stockholders will provide you with a prospectus supplement that will describe, among other things, the specific amounts and prices of the securities being offered and the terms of the offering.
Any prospectus supplement may add, update, or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in any prospectus supplement. The information in this prospectus is accurate as of its date. Additional information, including our financial statements and the notes thereto, is incorporated in this prospectus by reference to our reports filed with the SEC. Therefore, before you invest in our securities, you should carefully read this prospectus and any prospectus supplement relating to the securities offered to you together with the additional information incorporated by reference in this prospectus and any prospectus supplement (including the documents described under the headings “Where You Can Find More Information” and “Documents Incorporated by Reference” in both this prospectus and any prospectus supplement).
This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, you should not place undue reliance on this information.
You should rely only on the information contained in or incorporated by reference in this prospectus or any prospectus supplement. Neither we nor the selling stockholders have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we, the selling stockholders nor anyone acting on our behalf is making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information incorporated by reference or provided in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.
Unless the context otherwise requires, throughout this prospectus and any applicable prospectus supplement, the words “we,” “us,” the “registrant,” the “Company,” or “KLXE” refer to KLX Energy Services Holdings, Inc.; and the term “securities” refers to the shares of our common stock registered hereunder.

WHERE YOU CAN FIND MORE INFORMATION
We have filed a registration statement with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), that registers the offer and sale of the securities covered by this prospectus. The registration statement, including the exhibits attached thereto and incorporated by reference therein, contains additional relevant information about us. In addition, we file annual, quarterly and other reports and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our SEC filings are available on the SEC’s website at www.sec.gov.
We make available free of charge on or through our website, www.klx.com, our filings with the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. We make our website content available for information purposes only. Information contained on our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE
The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC, will automatically update information previously filed with the SEC, and may update or replace information in this prospectus and information previously filed with the SEC.
We incorporate by reference the documents listed below and any filings we make with the SEC (Commission File No. 001-38609) under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (excluding information deemed to be furnished and not filed with the SEC), after the date on which the registration statement was initially filed with the SEC (including all such documents that we may file with the SEC after the date the registration statement was initially filed and prior to the effectiveness of the registration statement) until all offerings under the registration statement of which this prospectus forms a part are completed or terminated:
•our Annual Report on Form 10-K for the year ended December 31, 2025, including those portions of our definitive proxy statement on Schedule 14A, filed on March 26, 2026, incorporated by reference therein;
•our Quarterly Reports on Form 10-Q for the periods ended March 31, 2026, June 30, 2026 and September 30, 2026;
•our Current Reports on Form 8-K filed on May 11, 2026, June 2, 2026 (as amended by our Current Report on Form 8-K/A filed on August 12, 2026), August 10, 2026 (Film No.: 261259082), August 21, 2026, August 24, 2026, September 18, 2026, September 23, 2026, September 25, 2026, September 30, 2026, October 29, 2026 (as amended by our Current Report on Form 8-K/A filed on November 4, 2026) and November 10, 2026 (Film No.: 261540369); and
•the description of our common stock contained in our Registration Statement on Form 10 filed on July 25, 2018, including the amendments thereto filed on August 15, 2018 and August 24, 2018, as amended by Exhibit 4.3 to our Annual Report on Form 10-K for the year ended January 31, 2021, and any further amendments thereto or reports that we may file in the future for the purpose of updating such description.
These reports contain important information about us, our financial condition and our results of operations.
You may obtain copies of any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s website at the address provided above. You also may request a copy of any document incorporated by reference in this prospectus (including exhibits to those documents specifically incorporated by reference in this prospectus), at no cost, by contacting us at:
KLX Energy Services Holdings, Inc.
Attention: Investor Relations
3040 Post Oak Boulevard, 15th Floor
Houston, Texas 77056
(832) 844-1015

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents to which the Company refers you to in this prospectus, as well as oral statements made or to be made by the Company, include certain “forward-looking statements” within the meaning of, and subject to the safe harbor created by, the Private Securities Litigation Reform Act of 1995 and other federal securities laws, which are referred to as the safe harbor provisions, with respect to the businesses, strategies and plans of the Company and its expectations relating to its future financial condition and performance. Statements included in this prospectus that are not historical facts are forward-looking statements, including statements about the beliefs and expectations of the management of the Company. Words such as “believe,” “expect,” “plan,” “intend,” “anticipate,” “estimate,” “predict,” “forecast,” “potential,” “project,” “continue,” “may,” “might,” “should,” “could,” “would,” “will” or the negative thereof and similar expressions are intended to identify such forward-looking statements that are intended to be covered by the safe harbor provisions.
Any forward-looking statements in this prospectus, any prospectus supplement, and the information incorporated by reference in this prospectus and each prospectus supplement reflect our current views with respect to future events or to our future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, among other things, those described under the heading “Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC, as supplemented by our Quarterly Reports on Form 10-Q or our Current Reports on Form 8-K, and discussed elsewhere in this prospectus and each prospectus supplement, and the information incorporated by reference in this prospectus and each prospectus supplement. Given these uncertainties, you should not place undue reliance on these forward-looking statements.
All subsequent written or oral forward-looking statements attributable to the Company or any person acting on behalf of the Company are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update, alter, or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise, except as may be required by law.

    v

ABOUT KLX ENERGY SERVICES HOLDINGS, INC.
KLXE is a growth-oriented provider of diversified oilfield services to leading onshore oil and natural gas exploration and production companies operating in both conventional and unconventional plays in all of the active major basins throughout the United States. The Company delivers mission critical oilfield services focused on drilling, completion, production, and intervention activities for technically demanding wells from over 60 service and support facilities located throughout the United States. KLXE’s complementary suite of proprietary products and specialized services is supported by technically skilled personnel and a broad portfolio of innovative in-house manufacturing, repair and maintenance capabilities.
We were incorporated in Delaware on June 28, 2018. On September 14, 2018, we completed our spin-off from KLX Inc. and became an independent, publicly-traded company. Our principal executive offices are located at 3040 Post Oak Boulevard, 15th Floor, Houston, Texas 77056, and our telephone number is (832) 844-1015. Our website address is www.klx.com. The information on our website is not part of this prospectus.

RISK FACTORS
An investment in our securities involves a significant degree of risk. Before you invest in our securities, you should carefully consider those risk factors included in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and any subsequently filed Current Reports on Form 8-K, each of which is incorporated herein by reference, and those risk factors that may be included in any applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference, in evaluating an investment in our securities. If any of these risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations and financial condition. Please read “Cautionary Statement Regarding Forward-Looking Statements.”

USE OF PROCEEDS
The Company will not receive any proceeds from the sale of the common stock offered under this prospectus. Any proceeds from the sale of common stock under this prospectus will be received by the selling stockholders.

DESCRIPTION OF CAPITAL STOCK
The following description of our common stock is not complete and may not contain all the information you should consider before investing in our common stock. This description is a summary of certain provisions contained in, and is qualified in its entirety by reference to, our amended and restated certificate of incorporation (the “Certificate”), and our fourth amended and restated bylaws (the “Bylaws”).
Authorized Capital Stock
Under the Certificate, our authorized capital stock consists of 110 million shares of common stock, par value $0.01 per share, and 11 million shares of preferred stock, par value $0.01 per share (“preferred stock”), of which 110,000 shares were designated as Series A Preferred Stock (defined below).
Common Stock
As of November 10, 2026, there were 105,717,389 shares of common stock outstanding.
Dividend Rights. Subject to the rights, if any, of the holders of any outstanding series of our preferred stock, holders of our common stock are entitled to receive dividends out of any of the Company’s funds legally available when, as and if declared by the board of directors of the Company (the “Board”).
Voting Rights. Each holder of common stock is entitled to one vote per share on all matters on which stockholders are generally entitled to vote. The Certificate does not provide for cumulative voting in the election of directors.
Liquidation. If the Company liquidates, dissolves or winds up its affairs, holders of common stock are entitled to share proportionately in the assets of the Company available for distribution to stockholders, subject to the rights, if any, of the holders of any outstanding series of preferred stock.
Other Rights. All of the outstanding shares of common stock are fully paid and nonassessable. The holders of common stock have no preemptive rights and no rights to convert their common stock into any other securities, and our common stock is not subject to any redemption or sinking fund provisions.
Preferred Stock
Under the Certificate and subject to the limitations prescribed by law, the Board may issue preferred stock in one or more series and may establish from time to time the number of shares to be included in such series and may fix the designation, the voting powers, if any, and preferences and relative participating, optional or other rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof. See “—Anti-Takeover Effects of Provisions of the Certificate and Bylaws.”
When and if the Company issues any shares of preferred stock, the Board will establish the number of shares and designation of such series and the voting powers, if any, and preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, for the particular series of preferred stock.
Preferred Stock Purchase Rights
On September 23, 2026, our Board adopted a stockholder protection rights plan and declared a dividend of one right (a “Right”) in respect of each of the Company’s issued and outstanding shares of common stock. The terms of the Rights are set forth in the Stockholder Protection Rights Agreement, dated as of September 23, 2026 (as it may be amended from time to time, the “Rights Agreement”), by and between the Company and Computershare Trust Company, N.A., as rights agent (or any successor rights agent, the “Rights Agent”).
In general terms, the Rights Agreement imposes significant dilution upon any person or group (other than the Company or certain related persons) that is or becomes the beneficial owner of 10% (the “Triggering Percentage”) or more of the Company’s outstanding common stock without the prior approval of the Board. A person or group that becomes the beneficial owner of the Triggering Percentage or more is called an “Acquiring Person.” Any Rights held by an Acquiring Person will be null and void and may not be exercised. Stockholders that beneficially own the Triggering Percentage or more of the Company’s outstanding common stock immediately prior to the first public announcement by the Company of the adoption of the Rights Agreement are not considered Acquiring Persons; however, such stockholders generally may not acquire, or obtain the right to acquire, beneficial ownership of one or more additional shares of common stock.
The Rights. Each Right initially entitles the registered holder, subject to the terms of the Rights Agreement, to purchase from the Company one one-thousandth of a share of the Company’s Series A Junior Participating Preferred Stock (the “Series A Preferred Stock”), at a price of $9.00, subject to certain adjustments (as adjusted from time to time, the “Exercise Price”). Until a Right is exercised or exchanged, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.
Exercisability. Subject to certain exceptions, the Rights will not be exercisable until the earlier to occur of:
i.the close of business on the tenth business day after a public announcement or filing that a person has, or group of affiliated or associated persons have, become an Acquiring Person, subject to certain exceptions, or
ii.the close of business on the tenth business day after the date that a tender offer or exchange offer is first published or sent or given by any person or group of affiliated or associated persons, the consummation of which would result in such person or group becoming an Acquiring Person.
The date the Rights become exercisable is referred to as the “Distribution Date.” With respect to certificates representing shares of common stock outstanding as of the close of business on October 5, 2026 (the “Record Date”), until the earlier of the Distribution Date and the Expiration Date (as defined below), the Rights will be evidenced by such certificates for shares of common stock registered in the names of the holders thereof, and not by separate Rights Certificates (as defined below). With respect to book entry shares of common stock outstanding as of the Record Date, until the earlier of the Distribution Date and the Expiration Date, the Rights will be evidenced by the book entry account system that evidences record ownership of such shares. Until the earlier of the Distribution Date and the Expiration Date, the transfer of any shares of common stock outstanding on the Record Date will also constitute the transfer of the Rights associated with such shares of common stock. Rights shall be issued, without any further action, in respect of all shares of Common Stock that become outstanding after the Record Date but prior to the earlier of the Distribution Date and the Expiration Date. As soon as practicable after the Distribution Date, separate certificates evidencing the Rights (“Rights Certificates”) will be mailed to holders of record of the common stock as of the close of business on the Distribution Date, and such Rights Certificates alone will evidence the Rights, subject to certain adjustments. As of and after the Distribution Date, the Rights will be evidenced solely by such Rights Certificates and the Rights shall be transferable separately from the common stock.
Flip-In Event. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, each holder of a Right, other than the Rights beneficially owned by the Acquiring Person, affiliates and associates of the Acquiring Person and certain transferees thereof (which will thereupon become null and void), will, following the Distribution Date, have the right to receive upon exercise of a Right that number of shares of common stock (or at the option of the Company, other securities of the Company) having a market value of two times the Exercise Price, unless the Rights were earlier redeemed or exchanged.
Flip-Over Event. In the event that, after a person or group of affiliated or associated persons has become an Acquiring Person, the Company is acquired in a merger or other business combination transaction or 50% or more of the Company’s consolidated assets or earning power are sold, proper provisions will be made so that each holder of a Right (other than Rights beneficially owned by an Acquiring Person, affiliates and associates of the Acquiring Person and certain transferees thereof, which will have become null and void) will thereafter have the right to receive upon the exercise of a Right that number of shares of common stock of the person with whom the Company has engaged in the foregoing transaction (or its parent) that at the time of such transaction have a market value of two times the Exercise Price of the Right.

Expiration. The Rights are not exercisable until the Distribution Date. The Rights will expire prior to the earliest of (i) the close of business on September 23, 2027, or such later date as may be established by the Board prior to the expiration of the Rights; (ii) the time at which the Rights are redeemed pursuant to the Rights Agreement; (iii) the time at which the Rights are exchanged pursuant to the Rights Agreement; and (iv) upon the occurrence of certain transactions (the earliest of (i), (ii), (iii) and (iv) is referred to as the “Expiration Date”).
Exchange. At any time after any person or group of affiliated or associated persons becomes an Acquiring Person and prior to the earlier of the time that the Company is acquired in a merger or other business combination transaction, 50% or more of the consolidated assets or earning power are sold or the acquisition of beneficial ownership by such Acquiring Person of 50% or more of the outstanding shares of common stock, the Board may exchange all or part of the Rights (other than Rights beneficially owned by such Acquiring Person and certain transferees thereof which will have become null and void) for shares of common stock or Series A Preferred Stock (or a series of the Company’s preferred stock having equivalent voting rights, powers, designations, preferences and relative, participating, optional or other special rights), at an exchange ratio of one share of common stock, or a fractional share of Series A Preferred Stock (or other preferred stock) equivalent in value thereto, per Right.
Redemption. At any time before the Distribution Date, the Board may authorize the redemption of the Rights in whole, but not in part, at a price of $0.001 per Right (subject to certain adjustments) (the “Redemption Price”), payable, at the option of the Company, in cash, shares of common stock or such other consideration as the Board shall determine. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board in its sole discretion may establish. Immediately upon the action of the Board ordering the redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.
Anti-Dilution Provisions. The Exercise Price payable, and the number of shares of Series A Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preferred Stock, (ii) upon the grant to holders of the Series A Preferred Stock of certain rights or warrants to subscribe for or purchase Series A Preferred Stock at a price, or securities convertible into Series A Preferred Stock with a conversion price, less than the then-current market price of the Series A Preferred Stock or (iii) upon the distribution to holders of the Series A Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Series A Preferred Stock) or of subscription rights or warrants (other than those referred to above). The number of outstanding Rights is subject to adjustment in the event of a stock dividend on the common stock payable in shares of common stock or subdivisions, consolidations or combinations of the common stock occurring, in any such case, prior to the Distribution Date. With certain exceptions, no adjustment in the Exercise Price will be required until cumulative adjustments require an adjustment of at least 1% in such Exercise Price. No fractional shares of Series A Preferred Stock or common stock will be issued (other than fractions of shares of Series A Preferred Stock which are integral multiples of one one-thousandth of a share of Series A Preferred Stock, which may, at the election of the Company, be evidenced by depositary receipts), and, in lieu thereof, an adjustment in cash will be made based on the current market price of the Series A Preferred Stock or the common stock.
Amendments. For so long as the Rights are redeemable, the Company may, from time to time, in its sole discretion, supplement or amend the Rights Agreement in any respect without the approval of any holders of Rights, and the Rights Agent shall, if the Company so directs, execute such supplement or amendment. At any time when the Rights are not redeemable, the Company may amend or supplement the Rights Agreement without the approval of any holders of Rights, including, without limitation, in order to (i) cure any ambiguity, (ii) correct or supplement any provision of the Rights Agreement that may be defective or inconsistent with any other provisions of the Rights Agreement, (iii) shorten or lengthen any time period in the Rights Agreement or (iv) otherwise change, amend or supplement any provision that the Company may deem necessary or desirable. However, from and after the time when the Rights are no longer redeemable, the Rights Agreement may not be amended or supplemented in any manner that would, among other things, adversely affect the interests of the holders of Rights (other than holders of Rights that have become null and void).

Ranking. Subject to the rights of the holders of any shares of any series of preferred stock ranking prior and superior to the Series A Preferred Stock with respect to dividends, each share of Series A Preferred Stock will be entitled, when, as and if declared, to a minimum preferential per share quarterly dividend payment equal to the greater of (i) $1.00 per share and (ii) an amount equal to 1,000 times the dividend declared per share of common stock, subject to adjustment as described in the Rights Agreement. In the event of liquidation, dissolution or winding up of the Company, the holders of the Series A Preferred Stock will be entitled to a minimum preferential payment of the greater of (i) $1,000.00 per share (plus any accrued but unpaid dividends), and (ii) an amount equal to 1,000 times the payment made per share of common stock. Each share of Series A Preferred Stock will have 1,000 votes, voting together with the common stock. In the event of any merger, consolidation or other transaction in which outstanding shares of common stock are converted or exchanged, each share of Series A Preferred Stock will be entitled to receive 1,000 times the amount received per share of common stock. These Rights are protected by customary anti-dilution provisions.
Anti-Takeover Effects of Provisions of the Certificate and Bylaws
The Certificate and Bylaws contain, and Delaware statutory law contains, provisions that could make acquisition of the Company by means of a tender offer, a proxy contest or otherwise more difficult. These provisions are expected to discourage certain types of coercive takeover practices and takeover bids that the Board may consider inadequate and encourage persons seeking to acquire control of the Company to first negotiate with the Board. The Company believes that the benefits of increased protection of its ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms. The description set forth below is only a summary and is qualified in its entirety by reference to the Certificate and the Bylaws.
Classified Board of Directors. The Certificate provides for the Board to be classified, which consists of three classes of directors. Directors of each class are elected for three-year terms, and each year the Company’s stockholders elect one class of the Company’s directors, with a term expiring at the third annual meeting of stockholders following the annual meeting at which such directors were elected. Under this classified Board structure, it would take at least two elections of directors for any individual or group to gain control of the Board. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of the Company.
Number of Directors; Filling Vacancies; Removal. The Certificate and Bylaws provide that the Company’s business and affairs will be managed by or under the direction of the Board. The Certificate and Bylaws provide that the Board will consist of not less than three nor more than nine members, with the exact number of directors within these limits to be fixed exclusively by the Board. In addition, the Certificate provides that any Board vacancy, including a vacancy resulting from an increase in the number of directors, may be filled solely by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board, or by the sole remaining director. Delaware statutory law provides that, if a Delaware corporation has a classified board, unless the certificate of incorporation provides otherwise, its directors may only be removed for cause. The Certificate provides that any director, or the entire Board, may be removed from office at any time, only for cause in accordance with Delaware law, by the affirmative vote of the holders of at least 66 2/3% of the total voting power of the outstanding shares of the Company’s capital stock entitled to vote in any annual election of directors, voting as a single class. These provisions may prevent stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.
Special Meetings. The Certificate and Bylaws provide that special meetings of the stockholders may only be called by the Board or certain officers of the Company. These provisions will make it more difficult for stockholders to take an action opposed by the Board.
No Stockholder Action by Written Consent Unless Approved by the Board. The Certificate and Bylaws require that all actions to be taken by stockholders must be taken at a duly called annual or special meeting, and stockholders will not be permitted to act by written consent unless both the action and the taking of the action by written consent are approved in advance by the Board. These provisions may make it more difficult for stockholders to take an action opposed by the Board.
Amendments to the Certificate. The Certificate provides that the affirmative vote of the holders of at least 66 2/3% of the total voting power of the then-outstanding shares of common stock entitled to vote, voting as a single class, is required to amend or repeal, or adopt any provision inconsistent with certain provisions in the Certificate, including those provisions providing for a classified board, provisions regarding the filling of vacancies on the Board, provisions providing for the removal of directors, provisions regarding the calling of special meetings, provisions regarding stockholder action by written consent and provisions regarding amendment of the Certificate. These provisions may make it more difficult for stockholders to make changes to the Certificate.
Amendments to the Bylaws. The Certificate provides that the Board has the power to adopt, amend or repeal the Bylaws. Any such adoption, amendment or repeal of the Bylaws by the Board shall require approval of a majority of the entire Board. The Certificate provides that, notwithstanding any other provision of the Certificate, the affirmative vote of the holders of at least 66 2/3% of the total voting power of the then-outstanding shares of common stock entitled to vote, voting as a single class, is required for the Company’s stockholders to amend or repeal, or adopt any provisions in the Bylaws. These provisions may make it more difficult for stockholders to make changes to the Bylaws that are opposed by the Board.
Requirements for Advance Notification of Stockholder Nomination and Proposals. Under the Bylaws, stockholders of record may nominate persons for election to the Board or bring other business constituting a proper matter for stockholder action at annual meetings only by providing proper notice to the Company secretary. Proper notice must be generally received not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year (or, in some cases, prior to the tenth day following the announcement of the meeting) and must include, among other information, the name and address of the stockholder giving the notice, certain information relating to each person whom such stockholder proposes to nominate for election as a director and a brief description of any business such stockholder proposes to bring before the meeting. Nothing in the Bylaws may be deemed to affect any rights of stockholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act. Contests for the election of directors or the consideration of stockholder proposals will be precluded if the proper procedures are not followed. Third parties may therefore be discouraged from conducting a solicitation of proxies to elect their own slate of directors or to approve their own proposals.
Exclusive Forum Selection. The Bylaws provide that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of our company, any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to our company or our stockholders, any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law (the “DGCL”), the Certificate or our Bylaws, or any action asserting a claim governed by the internal affairs doctrine. This provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for intra-corporate disputes with us or our directors, officers, employees or agents, which may discourage such lawsuits.
Section 203 of the Delaware General Corporation Law
Section 203 of the DGCL generally provides that, subject to certain specified exceptions, a corporation will not engage in any “business combination” with any “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder unless (1) before that time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares) or (3) on or after such time, both the board of directors of the corporation and at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder approves the business combination. Section 203 of the DGCL generally defines an “interested stockholder” to include (x) any person that owns 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and owned 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date and (y) the affiliates and associates of any such person.
Section 203 of the DGCL generally defines a “business combination” to include (1) mergers and sales or other dispositions of 10% or more of the corporation’s assets with or to an interested stockholder, (2) certain transactions resulting in the issuance or transfer to the interested stockholder of any stock of the corporation or its subsidiaries, (3) certain transactions that would increase the proportionate share of the stock of the corporation or its subsidiaries owned by the interested stockholder and (4) receipt by the interested stockholder of the benefit (except proportionately as a stockholder) of any loans, advances, guarantees, pledges or other financial benefits.
Under certain circumstances, Section 203 of the DGCL makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. A corporation may elect not to be governed by the restrictions on business combination under Section 203 by adopting provisions of its certificate of incorporation or bylaws in accordance with Section 203.
Neither the Certificate nor the Bylaws exclude the Company from the restrictions imposed under Section 203 of the DGCL. Section 203 may encourage companies interested in acquiring the Company to negotiate in advance with the Board as the restrictions on business combinations will apply unless the Board approves, prior to the time the stockholder becomes an interested stockholder, either the business combination or the transaction that results in the stockholder becoming an interested stockholder.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.
Listing
Our common stock is listed on Nasdaq under the ticker symbol “KLXE.”

SELLING STOCKHOLDERS
Subscription Rights Offering, Backstop Exchange and Amended and Restated Indenture
On September 29, 2026, the Company completed a subscription rights offering (the “Rights Offering”) and closed the Backstop Exchange (as defined below). Pursuant to the terms of the Rights Offering, 24,975,001 shares of common stock were purchased pursuant to the exercise of subscription rights at the subscription price of $1.49 per whole share (the “Subscription Price”).
Backstop Exchange
The Rights Offering was backstopped by the existing holders (the “Backstop Parties”) of the Company’s Senior Secured Floating Rate Cash / PIK Notes due 2030 (the “2030 Notes”) in an aggregate backstop commitment amount of $94.0 million pursuant to a Rights Offering Backstop Agreement (the “Backstop Agreement”), which was reduced to $87.8 million as a result of $6.2 million of 2030 Notes redeemed with Rights Offering proceeds. The Backstop Parties committed to purchase their respective backstop commitment amounts through an exchange of their 2030 Notes (at 100% of the principal amount thereof plus accrued and unpaid interest) for shares of common stock at the Subscription Price (the “Backstop Exchange”). An aggregate of 59,273,445 shares of common stock were issued to the Backstop Parties in the Backstop Exchange.
Shares of common stock acquired by the Backstop Parties pursuant to the Backstop Exchange were not registered under the Securities Act and were issued in a private placement exempt from registration under Section 4(a)(2) of the Securities Act. In connection with the completion of the Rights Offering, the Company entered into a Registration Rights Agreement, dated as of September 29, 2026 (the “Registration Rights Agreement”), with the Backstop Parties, pursuant to which the Backstop Parties were granted certain customary registration rights in respect of such shares.
Amended and Restated Indenture
In connection with the closing of the Backstop Exchange, the Company, the subsidiaries party thereto, as guarantors, and U.S. Bank Trust Company, National Association, as trustee and notes collateral agent, entered into an Amended and Restated Indenture, dated as of September 29, 2026 (the “A&R Indenture”).
The A&R Indenture amended and restated in its entirety that certain Indenture, dated as of March 12, 2025 (as amended prior to the date hereof, the “Prior Notes Indenture”). The 2030 Notes remain guaranteed and secured on substantially the same terms other than as described below.
The Prior Notes Indenture was amended and restated to provide additional covenant flexibility and other amendments, including, among other things: (i) reset the total net leverage ratio maintenance covenant step-down schedule to: (w) 4.50:1.00, commencing with the fiscal quarter ending September 30, 2026, (x) 4.00:1.00, commencing on the fiscal quarter ending June 30, 2027, (y) 3.50:1.00, commencing on the fiscal quarter ending June 30, 2028, and (z) 3.00:1.00, commencing on the fiscal quarter ending June 30, 2029, (ii) relax the total net leverage ratio incurrence test for additional indebtedness from 2.50:1.00 to 3.00:1.00, (iii) permanently exclude capital lease obligations from the definition of “Consolidated Total Indebtedness” for purposes of the financial maintenance covenant, incurrence-based tests/ratios/baskets, and the Secured Net Leverage Ratio (as defined in the A&R Indenture), (iv) increase the basket for indebtedness in respect of purchase money obligations and capital lease obligations from $75.0 million to $85.0 million, (v) provide for par redemption of 2030 Notes in connection with the Backstop Agreement and exclude Rights Offering redemption proceeds from the excess cash flow sweep, (vi) reset the make-whole expiry date to two years from the effective date of the A&R Indenture and reduce the premium from 102% to 101%, (vii) grant the holders of the 2030 Notes a right of first offer with respect to any debtor-in-possession financing secured by notes priority collateral on a pro rata basis and (viii) require that any opportunity to provide permitted pari passu notes lien indebtedness be offered first to existing holders on a pro rata basis.
The Securities and Selling Stockholders

This prospectus covers the public resale of 59,416,400 shares of common stock that may be offered and sold from time to time under this prospectus by the selling stockholders identified below, subject to any appropriate adjustment as a result of any stock dividend, stock split or distribution, or in connection with a combination of shares, and any security into which such shares of common stock shall have been converted or exchanged in connection with a recapitalization, reorganization, reclassification, merger, consolidation, exchange, distribution or otherwise. As may be updated in our most recent Annual Report on Form 10-K, including any proxy statement incorporated into such Annual Report, none of the selling stockholders is a director, officer, or employee of ours or an affiliate of such person. Pursuant to the Backstop Agreement, affiliates of each of Cross Ocean Partners Management LP (“Cross Ocean”) and Whitebox Advisors LLC (“Whitebox”) designated one individual that is independent under applicable listing standards, requirements and rules of the Nasdaq Global Select Market, and our Board appointed such designees, Franklin S. Edmonds, Jr. and E. Dirk Hallen, to our Board. For so long as each of Cross Ocean and Whitebox, together with its controlled affiliates, beneficially owns at least 7.5% of our outstanding common stock, it has the right to have its designee included in the slate of nominees recommended by our Board at each annual meeting of stockholders and to designate a replacement to fill any vacancy created by its designee ceasing to serve.
We are registering the securities for sale by the selling stockholders to satisfy registration rights we have granted to the selling stockholders pursuant to (i) the Registration Rights Agreement and (ii) warrant agreements by and between the Company and certain of the selling stockholders.
The term “selling stockholders” includes the stockholders listed in the table below and their respective transferees, pledgees, donees, assignees or other successors.
The following table sets forth:
•the name of each selling stockholder;
•the number of shares of common stock beneficially owned by each selling stockholder prior to the sale of the shares of common stock covered by this prospectus;
•the percentage of shares of common stock owned by each selling stockholder prior to the sale of shares of common stock covered by this prospectus;
•the number of shares of common stock that may be offered by each selling stockholder pursuant to this prospectus;
•the number of shares of common stock to be beneficially owned by each selling stockholder following the sale of all shares of common stock covered by this prospectus; and
•the percentage of shares of common stock owned by each selling stockholder following the sale of all shares of common stock covered by this prospectus.
All information with respect to common stock ownership of the selling stockholders has been furnished by or on behalf of the selling stockholders and is as of October 21, 2026. Based on information supplied by the selling stockholders, except as may otherwise be indicated in the footnotes to the table below, each selling stockholder has sole voting and dispositive power with respect to the shares of common stock reported as owned by them.
Because the selling stockholders identified in the table may sell some or all of the shares of common stock owned by them which are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares of common stock, no estimate can be given as to the number of shares of common stock available for resale hereby that will be held by the selling stockholders upon termination of this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of common stock they hold in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth in the table below. We have, therefore, assumed for the purposes of the following table that the selling stockholders will sell all of the shares of common stock beneficially owned by them that are covered by this prospectus, but will not sell any other shares of our common stock that they may presently own. The percentage of beneficial ownership for the selling stockholders is based on 105,662,172 shares of common stock outstanding as of September 30, 2026.

	Shares of Common Stock Owned Prior to this Offering		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Shares of Common Stock Owned After Sale Pursuant to this Prospectus
	Number	Percent		Number	Percent
Selling Stockholders
Cross Ocean
Cross Ocean Global SIF (A) S.à r.l.(1)	3,342,158	3.2%	3,252,282	89,876	*
Cross Ocean Global SIF (H) S.à r.l.(2)	4,338,259	4.1%	4,221,595	116,664	*
Cross Ocean SIF ESS (K) S.à r.l.(3)	3,167,293	3.0%	3,082,121	85,172	*
Cross Ocean GSS Master Fund LP(4)	8,358,619	7.9%	8,133,846	224,773	*
Cross Ocean USSS Master Fund II (A) LP(5)	3,288,775	3.1%	3,200,336	88,439	*
Whitebox
Whitebox GT Fund, LP(6)	733,201	*	723,146	10,055	*
Whitebox Multi-Strategy Partners, LP(7)	7,006,435	6.6%	6,910,341	96,094	*
Whitebox Relative Value Partners, LP(8)	5,315,997	5.0%	5,243,088	72,909	*
Algebris UCITS Funds plc – Algebris Global Credit Opportunities Fund(9)	5,426,643	5.1%	5,222,199	204,444	*
Amzak Capital Management LLC(10)	4,700,017	4.4%	4,635,568	64,449	*
Fidelity
Fidelity Advisor Series I: Fidelity Advisor Capital & Income Fund(11)	648,560	*	592,323	56,237	*
Fidelity American High Yield Fund(11)	546,174	*	373,661	172,513	*
Fidelity American High Yield Multi-Asset Base Fund(11)	569,936	*	389,919	180,017	*
Fidelity Central Investment Portfolios LLC: Fidelity High Income Central Fund(11)	1,010,706	1.0%	691,472	319,234	*
Fidelity U.S. High Yield Institutional Trust(11)	80,930	*	55,367	25,563	*
Fidelity Strategic Income Mother Fund(11)	63,093	*	63,093	—	—
Master Trust Bank of Japan Ltd. re: Fidelity US High Yield Open Mother Fund(11)	2,124,638	2.0%	2,124,638	—	—
Concise
Concise Short Term High Yield Master Fund, SPC(12)	954,578	*	918,790	35,788	*
Cardinal Insurance LLC(12)	3,525	*	3,393	132	*
Mercer QIF Fund PLC – Mercer Investment Fund 1(12)	2,434,865	2.3%	2,343,581	91,284	*
Restoration Risk Retention Group Inc.(12)	35,261	*	33,940	1,321	*
Concise Short Term High Yield Fund(12)	776,355	*	747,249	29,106	*
Meteora
Boothbay Absolute Return Strategies, LP(13)	1,648,202	1.6%	1,648,202	—	—

	Shares of Common Stock Owned Prior to this Offering		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Shares of Common Stock Owned After Sale Pursuant to this Prospectus
	Number	Percent		Number	Percent
Meteora Select Trading Opportunities Master, LP(14)	412,049	*	412,049	—	—
ALDASCO Florida Associates, LLC(15)	2,060,250	1.9%	2,060,250	—	—
Deans Knight
Deans Knight Strategic Yield Master Fund LP(16)	407,019	*	391,686	15,333	*
Deans Knight Income Fund(17)	814,042	*	783,375	30,667	*
Newport Global Advisors LP(18)	1,137,572	1.1%	901,359	236,213	*
Windermere Investment Corporation(19)	271,346	*	257,531	13,815	*
Total	61,676,498	58.4%	59,416,400	2,260,098	2.1%

*    Denotes less than 1% of the shares of common stock outstanding.
(1)    Cross Ocean Global SIF (A) S.à r.l. is a Luxembourg private limited liability company (société à responsabilité limitée), and it is managed by Cross Ocean Adviser LLP, its investment manager. The address of Cross Ocean Global SIF (A) S.à r.l. is 7 Avenue Gaston Diderich, L-1420 Luxembourg.
(2)    Cross Ocean Global SIF (H) S.à r.l. is a Luxembourg private limited liability company (société à responsabilité limitée), and it is managed by Cross Ocean Adviser LLP, its investment manager. The address of Cross Ocean Global SIF (H) S.à r.l. is 7 Avenue Gaston Diderich, L-1420 Luxembourg.
(3)    Cross Ocean SIF ESS (K) S.à r.l. is a Luxembourg private limited liability company (société à responsabilité limitée), and it is managed by Cross Ocean Adviser LLP, its investment manager. The address of Cross Ocean SIF ESS (K) S.à r.l. is 7 Avenue Gaston Diderich, L-1420 Luxembourg.
(4)    Cross Ocean GSS Master Fund LP is a Cayman Islands limited partnership, and it is managed by Cross Ocean Partners Management LP, its investment manager. The address of Cross Ocean GSS Master Fund LP is c/o Azimuth Governance Limited, P. O. Box 490, George Town, Grand Cayman, KY1-1106, Cayman Islands.
(5)    Cross Ocean USSS Master Fund II (A) LP is a Cayman Islands limited partnership, and it is managed by Cross Ocean Partners Management LP, its investment manager. The address of Cross Ocean USSS Master Fund II (A) LP is c/o Azimuth Governance Limited, P. O. Box 490, George Town, Grand Cayman, KY1-1106, Cayman Islands.
(6)    Whitebox Advisors LLC (“WBA”) is the investment manager of Whitebox GT Fund, LP (the “Fund”) and may be deemed to have shared voting and dispositive power over the securities held by the Fund. WBA is managed by a committee of members including Robert Vogel, Jacob Mercer, Nick Stukas, Brian Lutz, and Paul Roos, who may also be deemed to share such power. Each of WBA, Blue Owl GP Stakes II (A), LP, and the aforementioned individuals disclaims beneficial ownership of these securities, except to the extent of their respective pecuniary interest therein. The business address of WBA and the Fund is 3033 Excelsior Blvd., Suite 500, Minneapolis, MN 55416.
(7)    WBA is the investment manager of Whitebox Multi-Strategy Partners, LP (the “Fund”) and may be deemed to have shared voting and dispositive power over the securities held by the Fund. WBA is managed by a committee of members including Robert Vogel, Jacob Mercer, Nick Stukas, Brian Lutz, and Paul Roos, who may also be deemed to share such power. Each of WBA, Blue Owl GP Stakes II (A), LP, and the aforementioned individuals disclaims beneficial ownership of these securities, except to the extent of their respective pecuniary interest therein. The business address of WBA and the Fund is 3033 Excelsior Blvd., Suite 500, Minneapolis, MN 55416.
(8)    WBA is the investment manager of Whitebox Relative Value Partners, LP (the “Fund”) and may be deemed to have shared voting and dispositive power over the securities held by the Fund. WBA is managed by a committee of members including Robert Vogel, Jacob Mercer, Nick Stukas, Brian Lutz, and Paul Roos, who may also be deemed to share such power. Each of WBA, Blue Owl GP Stakes II (A), LP, and the aforementioned individuals disclaims beneficial ownership of these securities, except to the extent of their respective pecuniary interest therein. The business address of WBA and the Fund is 3033 Excelsior Blvd., Suite 500, Minneapolis, MN 55416.
(9)    Maximum number of shares of common stock to be sold pursuant to this prospectus also includes 71,568 shares of common stock issued to Algebris UCITS Funds plc – Algebris Global Credit Opportunities Fund upon exercise of warrants. Algebris UCITS Funds plc – Algebris Global Credit Opportunities Fund is an open-ended investment company with variable capital, and each sub-fund is segregated with respect to any other sub-funds. Algebris UCITS Funds plc – Algebris Global Credit Opportunities Fund is managed by Algebris (UK) Limited, which is an investment manager, and Algebris Investments (US) Inc., which is a sub-investment manager. Algebris (UK) Limited and Algebris Investments (US) Inc. are wholly owned subsidiaries of Algebris Investments Group Ltd. Davide Serra, the indirect holder of a 90.35% shareholding and 100% of the voting rights of Algebris Investments Group Ltd., may be deemed to beneficially own the securities held by Algebris Investments Group Ltd. The address of Algebris UCITS Funds plc – Algebris Global Credit Opportunities Fund is c/o Algebris (UK) Limited, First Floor, 11 Waterloo Place, SW1Y 4AU, London, UK.
(10)    Michael Kazma, as the President and the Chief Executive Officer of Amzak Capital Management LLC, has the sole voting and dispositive power over the shares of common stock held of record by Amzak Capital Management LLC. The address of Amzak Capital Management LLC is 980 N Federal Highway, Suite 315, Boca Raton, FL 33432.
(11)    Shares of common stock owned prior to this offering include 56,237 shares of common stock underlying warrants held by Fidelity Advisor Series I: Fidelity Advisor Capital & Income Fund. These funds and accounts are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. The address of FMR LLC and of these funds and accounts is 245 Summer Street, Boston, MA 02210.
(12)    Maximum number of shares of common stock to be sold pursuant to this prospectus also includes 12,536 shares, 47 shares, 31,976 shares, 463 shares and 10,195 shares of common stock issued to Concise Short Term High Yield Master Fund, SPC, Cardinal Insurance LLC, Mercer QIF Fund PLC – Mercer Investment Fund 1, Restoration Risk Retention Group Inc. and Concise Short Term High Yield Fund, respectively, upon exercise of warrants. Each of Concise Short Term High Yield Master Fund, SPC, Cardinal Insurance LLC, Mercer QIF Fund PLC – Mercer Investment Fund 1, Restoration Risk Retention Group Inc. and Concise Short Term High Yield Fund is managed by Concise Capital Management. Thomas Krasner is the portfolio manager of Concise Capital Management and therefore may be deemed to beneficially own the securities held by Concise Capital Management. The address of each of Concise Short Term High Yield Master Fund, SPC, Cardinal Insurance LLC, Mercer QIF Fund PLC – Mercer Investment Fund 1, Restoration Risk Retention Group Inc. and Concise Short Term High Yield Fund is c/o Concise Capital Management LP, 777 Brickell Ave, Suite 630, Miami, FL 33131.
(13)    Boothbay Absolute Return Strategies, LP, a Delaware limited partnership (“Boothbay”), is managed by Meteora Capital, LLC (“Meteora”). Meteora, in its capacity as the investment manager of Boothbay with respect to the investment in the shares of common stock, has the power to vote and the power to direct the disposition of all securities held by Boothbay with respect to the investment in the shares of common stock. Vikas Mittal is the Managing Member of Meteora. Each of Boothbay, Meteora and Mr. Mittal disclaims beneficial ownership of these securities, except to the extent of any pecuniary interest therein. The address of Boothbay is 16th Floor, 140 E 45th Street, New York, NY 10017.
(14)    Mr. Mittal may be deemed to have sole voting and dispositive power with respect to the shares of common stock held by Meteora Select Trading Opportunities Master, LP. Mr. Mittal disclaims beneficial ownership of these securities, except to the extent of any pecuniary interest therein. The address of Meteora Select Trading Opportunities Master, LP is 71 Fort Street, PO Box 500, Grand Cayman, KY1-1106.
(15)    ALDASCO Florida Associates, LLC is a limited liability company for private family investment, and it is managed by David L. Cohen. Therefore, Mr. Cohen may be deemed to beneficially own the securities held by ALDASCO Florida Associates, LLC. The address of ALDASCO Florida Associates, LLC is 338 South Beach Road, Jupiter, FL 33458.
(16)    Maximum number of shares of common stock to be sold pursuant to this prospectus also includes 5,390 shares of common stock issued to Deans Knight Strategic Yield Master Fund LP upon exercise of warrants. Deans Knight Strategic Yield Master Fund LP is managed by Deans Knight Capital Management Ltd. Dillon Cameron is the President and portfolio manager responsible for the Deans Knight Income strategies at Deans Knight Capital Management Ltd. and therefore may be deemed to beneficially own the securities held by Deans Knight Capital Management Ltd. Mr. Cameron (other than to the extent he directly holds securities reported herein) disclaims beneficial ownership of the securities held by Deans Knight Capital Management Ltd., except to the extent of Mr. Cameron’s pecuniary interest therein. The address of Deans Knight Strategic Yield Master Fund LP is c/o Deans Knight Capital Management Ltd., 999 West Hastings Street, Suite 1500, Vancouver, BC V6C 2W2, Canada.
(17)    Maximum number of shares of common stock to be sold pursuant to this prospectus also includes 10,780 shares of common stock issued to Deans Knight Income Fund upon exercise of warrants. Deans Knight Income Fund is managed by Deans Knight Capital Management Ltd. Dillon Cameron is the President and portfolio manager responsible for the Deans Knight Income strategies at Deans Knight Capital Management Ltd. and therefore may be deemed to beneficially own the securities held by Deans Knight Capital Management Ltd. Mr. Cameron (other than to the extent he directly holds securities reported herein) disclaims beneficial ownership of the securities held by Deans Knight Capital Management Ltd., except to the extent of Mr. Cameron’s pecuniary interest therein. The address of Deans Knight Income Fund is c/o Deans Knight Capital Management Ltd., 999 West Hastings Street, Suite 1500, Vancouver, BC V6C 2W2, Canada.
(18)    Shares of common stock owned prior to this offering include 6,908 and 41,447 shares of common stock underlying warrants held by Newport Global Credit Fund (Master) LP and Chicago Title Insurance Company, respectively. The shares of common stock are held by Newport Global Credit Fund (Master) LP and Chicago Title Insurance Company in the number of 155,601 and 933,616, respectively. Each of Newport Global Credit Fund (Master) LP and Chicago Title Insurance Company is managed by Newport Global Advisors LP. Timothy Janszen and Ryan Langdon, given their relationship with Newport Global Advisors LP, have the sole voting and dispositive power over the shares of common stock held of record by Newport Global Advisors LP. The address of Newport Global Advisors LP is 9006 Forest Crossing, Suite D, The Woodlands, TX 77381.
(19)    Shares of common stock owned prior to this offering include 13,815 shares of common stock underlying warrants held by such holder. Dr. George Myhal, as the President and the Chief Executive Officer of Windermere Investment Corporation, has the sole voting and dispositive power over the shares of common stock held of record by Windermere Investment Corporation. The address of Windermere Investment Corporation is 5450 Explorer Drive, Suite 504, Mississauga, Ontario L4W 5N1, Canada.
Registration Rights Agreement
Pursuant to the Registration Rights Agreement, the selling stockholders have certain rights briefly outlined below, upon the terms and subject to the conditions set forth therein.
Registration Rights. Subject to certain limitations, we will, within 45 days following the date on which a selling stockholder requests the registration of the shares of common stock covered by this prospectus, file with the SEC a shelf registration statement registering the resale of the shares of our common stock on a delayed or continuous basis, and we will use commercially reasonable efforts to have the registration statement declared effective as soon as practicable thereafter and maintain the effectiveness of the registration statement until the earliest of such time as (i) such common stock has been disposed of pursuant to an effective registration statement and the recipient thereof may trade such shares of common stock without restriction, (ii) such common stock is sold under circumstances in which all of the applicable conditions of Rule 144 under the Securities Act (or any successor rule under the Securities Act) are met and all restrictive legends have been removed from such common stock, (iii) such common stock beneficially owned by a stockholder (or a permitted assignee), on an individual basis, represents less than three percent of the aggregate number of shares of common stock then issued and outstanding and such common stock becomes eligible for immediate sale pursuant to Rule 144 (or any successor rule under the Securities Act) without time, volume or manner of sale restrictions, (iv) such common stock has been disposed of in a private transaction pursuant to which a stockholder’s rights have not been assigned, or (v) such common stock ceases to be outstanding.
Conditions and Limitations. The registration rights outlined above are subject to conditions and limitations, including our right to delay or withdraw a registration statement under specified circumstances.
Expenses and Indemnification. Subject to certain limitations, in connection with any registration effected pursuant to the terms of the Registration Rights Agreement, we are required to pay for all of the fees and expenses incurred in connection with such registration, including, without limitation, registration and filing fees and printing expenses. However, the underwriting discounts and selling commissions payable in respect of the securities included in any registration are to be paid by the selling stockholders including such securities in any such registration on a pro rata basis. We have also agreed to indemnify the holders of the securities and each of their respective officers, directors, managers, members, partners, stockholders, employees and affiliates, and each person who controls (within the meaning of the Securities Act or the Exchange Act) the holder of the securities against all losses, claims, actions, damages, liabilities and expenses (including, without limitation, any legal or other expenses reasonably incurred in connection with investigating or defending any such action or claim) caused by any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus included in any registration statement or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances in which they were made) not misleading.

PLAN OF DISTRIBUTION
The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares or interests in the shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The term “selling stockholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer. The selling stockholders may sell their shares of common stock from time to time at the prevailing market price or in privately negotiated transactions.
The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:
•on the Nasdaq, in the over-the-counter market or on any other securities exchange on which our common stock is listed or traded;
•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•an exchange distribution in accordance with the rules of the applicable exchange;
•privately negotiated transactions;
•in underwritten transactions;
•distributions to equity holders;
•short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;
•through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; and
•a combination of any such methods of sale.
The selling stockholders may sell the shares at fixed prices, at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the shares from time to time will be determined by the selling stockholders and, at the time of the determination, may be higher or lower than the market price of our common stock on the Nasdaq or any other exchange or market.
The shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The selling stockholders may also enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or from purchasers of the offered shares for whom they may act as agents. In addition, underwriters may sell the shares to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The selling stockholders and any underwriters, dealers or agents participating in a distribution of the shares may be deemed to be underwriters within the meaning of the Securities Act, and any profit on the sale of the shares by the selling stockholders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.
The selling stockholders may agree to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the selling of their shares, including liabilities arising under the Securities Act. Under the Registration Rights Agreement, we have agreed to indemnify the selling stockholders against certain liabilities related to the sale of the common stock, including certain liabilities arising under the Securities Act. Under the Registration Rights Agreement, we have also agreed to pay the costs, expenses and fees of registering the shares of common stock. All other expenses of issuance and distribution will be borne by the selling stockholders.
The selling stockholders are subject to the applicable provisions of the Exchange Act, and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares of common stock offered in this prospectus by the selling stockholders. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their respective affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities for the shares.
To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. Instead of selling the shares of common stock under this prospectus, the selling stockholders may sell the shares of common stock in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.
Under the securities laws of some states, if applicable, the securities registered hereby may be sold in those states only through registered or licensed brokers or dealers. In addition, in some states such securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
We cannot assure you that the selling stockholders will sell all or any portion of our common stock offered hereby.
Under the Registration Rights Agreement entered into with the selling stockholders, we agreed to use our commercially reasonable efforts to keep the registration statement of which this prospectus constitutes a part continuously effective under the Securities Act until the earliest of such time as (i) such common stock has been disposed of pursuant to an effective registration statement and the recipient thereof may trade such shares of common stock without restriction, (ii) such common stock is sold under circumstances in which all of the applicable conditions of Rule 144 under the Securities Act (or any successor rule under the Securities Act) are met and all restrictive legends have been removed from such common stock, (iii) such common stock beneficially owned by a stockholder (or a permitted assignee), on an individual basis, represents less than three percent of the aggregate number of shares of common stock then issued and outstanding and such common stock becomes eligible for immediate sale pursuant to Rule 144 (or any successor rule under the Securities Act) without time, volume or manner of sale restrictions, (iv) such common stock has been disposed of in a private transaction pursuant to which a stockholder’s rights have not been assigned, or (v) such common stock ceases to be outstanding.

LEGAL MATTERS
The validity of the issuance of the securities offered in this prospectus will be passed upon for us by Vinson & Elkins L.L.P., Dallas, Texas. If certain legal matters in connection with an offering of the securities made by this prospectus and a related prospectus supplement are passed upon by counsel for the underwriters of such offering, that counsel will be named in the applicable prospectus supplement related to that offering.
EXPERTS
The financial statements of KLX Energy Services Holdings, Inc. as of December 31, 2025 and 2024, and for each of the two years in the period ended December 31, 2025, incorporated by reference in this Prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm, given their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.    Other Expenses of Issuance and Distribution.
Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the offering of the securities registered hereby.

SEC registration fee	$ 5,065.85
FINRA filing fee	*
Printing and engraving expenses	*
Accounting fees and expenses	*
Legal fees and expenses	*
Transfer agent and registrar fees	*
Miscellaneous	*
Total	$ *

*    These fees are calculated based on the number of issuances and amount of securities offered and accordingly cannot be estimated at this time.
Item 15.    Indemnification of Directors and Officers.
Delaware General Corporation Law.
We are incorporated under the laws of the State of Delaware. Section 145 of the DGCL provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who were, are or are threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such persons are or were a director, officer, employee or agent of such corporation, or are or were serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) actually and reasonably incurred.
Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director or officer, except for liability for any:
•transaction from which the director or the officer derives an improper personal benefit;
•act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•unlawful payment of dividends or redemption of shares; or
•breach of a director’s or officer’s duty of loyalty to the corporation or its stockholders.
Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.
The Company’s Charter Documents.
KLXE’s amended and restated certificate of incorporation (the “Certificate”) currently provides that, to the fullest extent permitted by the DGCL, no director shall be personally liable to KLXE or its stockholders for monetary damages for breach of fiduciary duty as a director. Notwithstanding this provision, pursuant to Section 102(b)(7) of the DGCL, no such provision may exculpate a director from liability (1) for any breach of the director’s duty of loyalty to KLXE or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL (which concerns unlawful payments of dividends, stock purchases or redemptions) or (4) for any transaction from which the director derives an improper personal benefit.
While the Certificate provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate this duty. Accordingly, the Certificate has no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care. The provisions of the Certificate described above currently apply to an officer of KLXE only if he or she is a director of KLXE and is acting in his or her capacity as director and do not apply to officers of KLXE who are not directors.
The Certificate requires the Company to indemnify any person who was or is a party or is threatened to be made a party to, or was otherwise involved in, a legal proceeding by reason of the fact that he or she is or was a director or an officer of KLXE or, while serving as a director or officer of KLXE, is or was serving at the Company’s request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent authorized by the DGCL, as it exists or may be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement by or on behalf of such person) actually and reasonably incurred in connection with such service (provided that, in the case of a proceeding initiated by such person, KLXE will only indemnify such person if the proceeding was specifically authorized by the Board). This right of indemnity includes, with certain limitations and exceptions, a right to be paid by KLXE the expenses incurred in defending such proceedings. KLXE is authorized under the Certificate to carry directors’ and officers’ insurance protecting KLXE, any director, officer, employee or agent of the Company’s or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not KLXE would have the power to indemnify the person under the DGCL. The Certificate also permits the Company’s Board to indemnify or advance expenses to any of its employees or agents to the fullest extent permitted with respect to its directors and officers in the Company’s Certificate.
Additional Information.
KLXE also maintains directors’ and officers’ liability insurance.
KLXE may enter into one or more underwriting agreements which provide that the underwriters will be obligated, under some circumstances, to indemnify our directors, officers and controlling persons against specified liabilities, including liabilities under the Securities Act.

Item 16.    Exhibits.
The following documents are filed as exhibits to this registration statement, including those exhibits incorporated herein by reference to a prior filing of KLX Energy Services Holdings, Inc. under the Securities Act or the Exchange Act as indicated in parentheses:

Exhibit Number	Exhibit
1.1*	Form of Underwriting Agreement.
3.1
Amended and Restated Certificate of Incorporation of KLX Energy Services Holdings, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q, filed on September 8, 2020, File No. 001-38609).

3.2
Fourth Amended and Restated Bylaws of KLX Energy Services Holdings, Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, filed on September 9, 2021, File No. 001-38609).

4.1
Description of Securities Registered Pursuant to Section 12 of the Exchange Act (incorporated by reference to Exhibit 4.3 to the Company’s Annual Report on Form 10-K (File No. 001-38609) filed with the SEC on April 28, 2021).

4.2	Form of Warrant Agreement for 2025 Warrants (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K, filed on March 12, 2025, File No. 001-38609).
4.3	Form of Warrant Agreement for 2026 Warrants (incorporated by reference to Exhibit 4.2 to the Company’s Quarterly Report on Form 10-Q, filed on May 13, 2026, File No. 001-38609).
4.4+	Amended and Restated Indenture, dated September 29, 2026 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on September 30, 2026, File No. 001-38609).
4.5
Stockholder Protection Rights Agreement, dated as of September 23, 2026, by and between KLX Energy Services Holdings, Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on September 23, 2026, File No. 001-38609).

5.1**	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered.
10.1
Registration Rights Agreement, dated as of September 29, 2026, by and among KLX Energy Services Holdings, Inc. and the stockholders party thereto (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed on September 30, 2026, File No. 001-38609).

10.2+
Rights Offering Backstop Agreement, dated August 6, 2026, by and among KLX Energy Services Holdings, Inc. and the credit parties thereto (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed on August 10, 2026, File No. 001-38609).

23.1**	Consent of Deloitte & Touche LLP.
23.2**	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).
24.1**	Powers of Attorney (included on signature pages of this registration statement).
107**	Filing Fee Table.

*    To be filed by amendment or as an exhibit to a current report on Form 8-K of KLX Energy Services Holdings, Inc.
**    Filed herewith.
+    Certain schedules and exhibits to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.
Item 17.    Undertakings.
The undersigned registrant hereby undertakes:
(a)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” in the effective registration statement;
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(i), (a)(ii) and (a)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(b)    That, for the purpose of determining any liability under the Securities Act, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(d)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(e)    That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(f)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(g)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
(h)    The undersigned registrant hereby undertakes that:
(i)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(ii)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on November 12, 2026.
KLX ENERGY SERVICES HOLDINGS, INC.

By:    /s/ Christopher J. Baker
Christopher J. Baker
President, Chief Executive Officer and Director
Each person whose signature appears below appoints Christopher J. Baker and Max L. Bouthillette, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated below as of November 12, 2026.

Signature

/s/ Christopher J. Baker	President, Chief Executive Officer and Director
Christopher J. Baker	(Principal Executive Officer)

/s/ Geoffrey C. Stanford	Senior Vice President, Interim Chief Financial Officer and Chief Accounting Officer
Geoffrey C. Stanford	(Principal Financial and Accounting Officer)

/s/ John T. Whates	Director
John T. Whates

/s/ Gunnar Eliassen	Director
Gunnar Eliassen

/s/ Corbin J. Robertson, Jr.	Chairman of the Board of Directors
Corbin J. Robertson, Jr.

/s/ Franklin S. Edmonds, Jr.	Director
Franklin S. Edmonds, Jr.

/s/ Danielle E. Hunter	Director
Danielle E. Hunter

/s/ E. Dirk Hallen	Director
E. Dirk Hallen